                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                 LCA-Vision Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    501803209
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                                 (CUSIP Number)


                                   May 2, 2005
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             (Date of Event Which Requires Filing of this Statement)



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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   501803209

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1        Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Craig P.R. Joffe
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)    [   ]
         (b)    [   ]
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3.       SEC Use Only
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4.       Citizenship or Place of Organization:  United States of America
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                5.     Sole Voting Power:       378,713
                ---------------------------------------------------------------
Number of
Shares          6.     Shared Voting Power:         -0-
Beneficially    ---------------------------------------------------------------
Owned by
Each            7.     Sole Dispositive Power:  378,713
Reporting       ---------------------------------------------------------------
Person With
                8.     Shared Dispositive Power:    -0-
                ---------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:  378,713
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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)         [   ]
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11.      Percent of Class Represented by Amount in Row (9):  1.9%
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12.      Type of Reporting Person (See Instructions):  IN
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ITEM 1.

(a)      Name of Issuer:  LCA-Vision Inc.

(b)      Address of Issuer's Principal Executive Offices:
         7840 Montgomery Road
         Cincinnati, Ohio  45236

ITEM 2.

(a)      Name of Person Filing:     Craig P.R. Joffe

(b)      Address of Principal Business Office or, if none, Residence:
         LCA-Vision Inc.
         7840 Montgomery Road
         Cincinnati, Ohio  45236

(a)      Citizenship:  United States of America

(b)      Title of Class of Securities:  Common Stock

(c)      Cusip Number:  501803209

ITEM 3.  Not applicable.

ITEM 4.  OWNERSHIP.

(a)      Amount of beneficially owned:  See Item 9 of cover page.*

(b)      Percent of class:  See Item 11 of cover page.

(c)      Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: See Item 5 of cover page.*

         (ii) Shared power to vote or to direct the vote: See Item 6 of cover page.

         (iii)    Sole power to dispose or to direct the disposition of: See
                  Item 7 of cover page.*

         (iv)     Shared power to dispose or to direct the disposition of: See
                  Item 8 of cover page.

* Includes 32,499 shares that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable on or before July 1, 2005.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    May 4, 2005

                                            /s/ Craig P.R. Joffe
                                            -----------------------------
                                            Craig P.R. Joffe